EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this ”Agreement”) is entered into as of(“Effective Date”), by and between Tego Cyber, Inc., with an office at 8565 South Eastern Avenue, Suite 150 Las Vegas, Nevada, 89123 (“Purchaser” or “Buyer”), CloudCover, Ltd (Minnesota), CloudCover, Ltd (South Dakota) and CloudCover IP, LLC, with an address at 740 Southcross Drive West, Suite 105 Burnsville, MN 55306 (collectively, “CloudCover” or “Seller”).  The parties hereby agree as follows:

1. BACKGROUND

1.1 CloudCover (“Seller”) owns certain Intellectual Property, including the United States Letters Patents and/or applications for the United States Letters Patents and/or related foreign patents and applications, as set forth in Section 2 herein under “Assigned Patent Rights”.

1.2 Seller wishes to sell to Purchaser all rights, titles, and interest in such patents, applications, and the causes of action to sue for infringement thereof and other enforcement rights to the Assigned Patent Rights (“Assigned Assets”).

1.3 Purchaser wishes to purchase from the Seller all rights, titles, and interest in the Assigned Assets including the Assigned Patent Rights (defined below), free and clear of any restrictions, liens, claims, and encumbrances.

2. DEFINITIONS

“Assigned Patent” means (i):

PATENT No. 8,832,833, Title INTEGRATED DATA TRAFFIC MONITORING SYSTEM

PATENT No. 10,326,777, Title INTEGRATED DATA TRAFFIC MONITORING SYSTEM, and (ii) if, and to the extent, owned by Seller, all patents and patent applications, whenever filed, that are, or are entitled to be, either directly or indirectly, parents, provisional applications, reissues, reexaminations, renewals, extensions, continuations, continuations in part, substitutions, divisionals, foreign or international counterparts and other applications, worldwide, with respect to any patents and patent applications listed in (i), herein, or that otherwise claim priority to or have a common basis of priority with any such patent and patent applications.

“Assigned Patent Rights” means all of Seller’s right, title and interest in and to (i) the Assigned Patents and the inventions and discoveries claimed therein, (ii) all claims, causes of action and enforcement rights of any kind, and all rights to sue for past, present or future infringement of, any of the Assigned Patents and to collect and retain any and all damages, costs, profits, injunctive relief and other remedies for or relating to any such past, present or future infringement of the Assigned Patents, (iii) the right to make, use, sell, offer for sale, import and otherwise fully exploit all inventions and discoveries claimed in any of the Assigned Patents, (iv) all rights to collect royalties, license fees or other amounts to the extent exclusively relating to the Assigned Patents, and (v) all rights to apply for, file, register, maintain, prosecute, extend, renew, enforce, license and otherwise exploit in any or all countries of the world patents, patent applications, certificates of invention, utility models, industrial design protection, design patent protection and other governmental grants or issuances of any kind in respect of any and all of the Assigned Patents and any and all of the inventions, invention disclosures, designs and discoveries described or disclosed therein, in each case of (i) through (v).

“Assignment Agreements” means the agreements assigning ownership of the Assigned Patents from the Seller to the Purchaser.

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“Deliverables” shall have the meaning given in paragraph 3.2.

“Docket” means Seller’s or its agents’ list or other means of tracking information relating to the prosecution or maintenance of the Assigned Patents worldwide, including, without limitation, information relating to deadlines, payments, and filings, which is current as of the Effective Date. The Seller will provide Serial Numbers, and all files available to Purchaser from various Patent Offices.

“Effective Date” means the date set forth as the Effective Date on the first page of this Agreement.

“Executed Assignments” means both the executed and notarized Assignment of Patent Rights in Exhibit B and. Seller will provide a list of applications and a Power of Attorney for Purchaser to use to accomplish the filing of the assignments. The Seller will also provide an assignment of all applications or further documents necessary to affect the assignment.

“Fundamental Warranties” means, collectively, the representations and warranties of Seller set forth in Section 6 hereof.

“Initial Deliverables” shall have the meaning given in paragraph 3.2.2(a).

“Prosecution History Files” means all documents filed with the United States Patent and Trademark Office (USPTO) and any other files, documents and tangible things in the possession of the Seller, if any (as those terms have been interpreted according to rules and laws governing the production of documents and things) that materially relate to the preparation, prosecution, maintenance, defense, filing, registration, assertion or enforcement of the Assigned Patents, including, without limitation, e-mail messages and other electronic and computer stored or generated data. Seller will provide what they have in their possession. Prosecution history is available to the Purchaser from the Patent Office.

3. TRANSMITTAL, REVIEW, CLOSING CONDITIONS AND PAYMENT

3.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”).

3.2 Closing Deliverables of Seller

3.2.1 At the Closing, Seller shall deliver to Buyer the following:

A. A bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by Seller, transferring the Purchased Assets to Buyer;

B. Assignments in the form of Exhibit B hereto (the “Assignment of Patent Rights”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Assigned Patents (as defined in Section 2 herein) included in the Purchased Assets to Buyer.

C. A certificate of the Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder;

3.2.2 Withing 30 days of the Closing, the following shall be completed by the Seller and the Buyer, respectively:

(a) Assignment of Patents. Seller will provide to Buyer all files and original documents (including, without limitation, Letters Patents, assignments, and other documents necessary to establish that Seller’s representations and warranties of Section 6 are true and correct) relating to the Assigned Patents , including, without limitation, all files for pending patent applications included in the Assigned Patents, and all files relating to the issued Assigned Patents (“Initial Deliverables”). Seller acknowledges that Purchaser may request additional documents based on Purchaser’s review of the Initial Deliverables (such additional documents and the Initial Deliverables are, collectively, the ”Deliverables”), and that as a result of Purchaser’s review, Exhibit B may be revised by Purchaser both before and after the Closing to conform to the Assigned Patents (and may include additional patents and patent applications). The Purchaser may record the executed assignment with any applicable patent and trademark office upon full payment being made.

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(b) Compliance With Agreement. Seller and Purchaser will have performed and complied in all respects with all of the obligations under this Agreement that are to be performed or complied with by it after closing.

(c) Representations and Warranties True. Purchaser will be reasonably satisfied that, as of the Closing, the representations and warranties of Seller contained in Section 6 hereof are true and correct.

(d) Patents Not Abandoned. Purchaser will be reasonably satisfied that, as of the Closing, none of the assets that were included in the Assigned Patents have been determined to have been abandoned.

(e) Delivery of Executed Assignments. Seller shall have caused the Executed Assignments to be delivered to Purchaser’s representatives

(f) Right of First Refusal Agreement.Seller shall execute and deliver a right of first refusal agreement as set forth in Section 4.3.

(g) Payment. Buyer shall pay to Seller the following consideration in exchange for the Assigned Assets: (i) subject to, and consistent with, the provisions of this Agreement, Buyer shall issue (i) Eleven Million (11,000,000) shares of restricted common stock and (ii) Three Million (3,000,000) shares of Series B Preferred Stock (the Certificate of Designation will be attached as Exhibit E) with a face value of $5.00 Per Share in exchange for the Assigned Assets. Such payment shall fully satisfy all payment obligations under this Agreement to each person signing for Seller.

3.3 Termination and Survival. If all conditions outlined in paragraph 3.2 are not met within sixty (60) days following the Effective Date, either Party will have the right to terminate this Agreement by written notice to the other Party. Upon termination, the Purchaser will return all documents delivered to Purchaser under this Section 3 to Seller and Seller will return all shares to Buyer.

3.4 Unwinding of Transaction. This transaction (“T1”) is part of a series of transactions intended to include an additional transaction in which the Buyer will acquire substantially all of the assets of CloudCover and its affiliates (“T2”). If T1 closes, and T2 does not close within one hundred eighty (180) days or within an agreed extension period of T1 closing, the Buyer will have the option, but not the obligation, to unwind T1 by written notice to CloudCover per the terms and conditions as defined in section 3.5. Upon unwinding, Buyer will return all assets delivered to Buyer under this Section 3 to CloudCover and CloudCover will return the agreed upon shares issued as set forth in Section 3.5. The ability to unwind the transactions terminates per the terms in Section 3.6.

3.5 Break-Up Fee. In the event that the Purchaser exercises its rights to unwind the agreement according to Section 3.4, and such determination to unwind is not the result of Seller’s default, Seller shall be entitled to the following considerations as full and final compensation for their time, effort, opportunity costs, and potential risks. The parties agree no further remuneration or damages may be pursued in the event of a break-up. This compensation also accounts for the Purchaser’s access to the Seller’s code, trade secrets, systems, and proprietary algorithms, representing significant intellectual and commercial value. The Break-Up Fee shall be paid on a pro rata basis by and through Seller retention of a portion of the consideration paid as defined in Section 3.4 using the value as of the date of this Agreement.

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1. Break-Up Fee:

The Seller shall be entitled to a Break-Up Fee equal to $2,000,000 as consideration for the potential risk and value derived from the Seller’s proprietary research and development (R&D), which could enable the Purchaser to build a competing product.

2. Access to Proprietary Cyber Insurance Risk Scoring Systems:

If the Purchaser is provided access to the Seller’s proprietary and patented Cyber Insurance Risk Scoring Systems and subsequently elects to unwind the transaction, the Seller shall be entitled to retain an additional $2,000,000 of the consideration set forth in Section 3.4.

3. Access to Proprietary Zero-Day ICO Detection and Prevention Systems:

If the Purchaser is provided access to the Seller’s proprietary Zero-Day ICO Detection and Prevention Systems and subsequently elects to unwind the transaction, the Seller shall be entitled to retain an additional $5,000,000 of the consideration set forth in Section 3.4.

3.6 Patent Monetization. At any time following the closing of T1, if the Purchaser initiates the monetization of the Assigned Patents, the Purchaser’s rights under Section 3.4 shall be immediately terminated. For the purposes of this agreement, “monetization” includes, but is not limited to, patent assertion, licensing, resale of the patents, or any form of financing in which the Assigned Patents are used as collateral or to secure favorable financing terms.

4. TRANSFER OF ASSETS AND ADDITIONAL RIGHTS

4.1 Assignment of Assigned Patents and Assigned Patent Rights. Upon the Closing, the Seller hereby sells, assigns, transfers, and conveys to Purchaser all rights, title, and interest in and to the Assigned Patents and Assigned Patent Rights. Seller understands and acknowledges that if any of the Assigned Patents or Assigned Patent Rights are assigned to Seller’s affiliates or subsidiaries, Seller may be required prior to the Closing to perform certain actions to establish that Seller is the assignee and to record such assignments with the USPTO.

4.2 Assignment of Additional Rights. Upon the Closing, Seller hereby also sells, assigns, transfers, and conveys to Purchaser all rights, title, and interest in and to:

(a) rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type related to any of the Assigned Patents and the inventions, invention disclosures, and discoveries therein;

(b) causes of action (whether currently pending, filed, or otherwise) and other enforcement rights, including, without limitation, all rights under the Assigned Patents and/or under or on account of any of the Assigned Patents and the foregoing category (b) to (i) damages, (ii) injunctive relief, and (iii) any other remedies of any kind for past, current and future infringement; and

(c) rights to collect royalties or other payments under or on account of any of the Assigned Patents and/or any of the foregoing.

4.3 Right of First Refusal Agreement. Seller hereby grants Buyer the right of first refusal to acquire all other assets and intellectual property of Seller for value determined by a third-party fairness opinion and shall execute a Right of First Refusal Agreement within 30 days of the Effective Date granting to Buyer such rights, which shall be acknowledged and accepted by all third parties who hold a valid security interest in and to Sellers’ assets.

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5. ADDITIONAL OBLIGATIONS

5.1 Further Cooperation. At the reasonable request of Purchaser, Seller will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, including, without limitation, execution, acknowledgment, and recordation of other such papers, and using commercially reasonable efforts to obtain the same, as necessary or desirable for fully perfecting and conveying unto Purchaser the benefit of the transactions contemplated hereby. To the extent any attorney-client privilege or the attorney work-product doctrine applies to any portion of the deliverables, Seller will ensure that any such portion is not disclosed to any third party unless ordered by a court, after all appropriate appeals have been exhausted. Recordation will be at Purchaser’s sole expense.

6. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller and the Seller Shareholders’ Joint and Several Representations, Warranties and Covenants. Seller and the Seller Shareholders jointly and severally represent, warrant and covenant to Buyer as follows:

A.	Corporate Status.

i.

Seller is a corporation duly organized pursuant to the laws of the State of Minnesota, with all requisite power and authority to carry on its business as presently conducted in all jurisdictions where presently conducted, to enter into this Agreement, and to consummate the transactions set forth in this Agreement; and

ii.

Copies of (a) the Certificate of Formation of Seller, and all amendments thereto, certified by the Secretary of State of the State of Minnesota and the State of South Dakota, (b) the By-Laws of Seller, as amended, certified by the Secretary of Seller, and (c) a good standing certificate for Seller issued by the Secretary of State of the State of Minnesota and the State of South Dakota as of a date not more than thirty (30) days before the Effective Date , and are complete and correct as of the date of this Agreement.

B.

Authority of Seller and the Seller Shareholders. Seller and the Seller Shareholders have the full corporate power and authority to execute, deliver, and perform this Agreement and have taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions set forth in this Agreement, and no other corporate action on its part is necessary to authorize and approve this Agreement or to consummate the transactions contemplated hereby. This Agreement and the consummation by Seller and the Seller Shareholders of the transactions outlined in this Agreement have been duly and validly authorized, executed, and delivered by the Board of Directors of the Seller, and (assuming the valid authorization, execution and delivery of this Agreement by ) this Agreement is valid and binding upon Seller and the Seller Shareholders and enforceable against the Seller and the Seller Shareholders under its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies, and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity). A certified resolution of the Board of Directors of the Seller and consent of the Seller Shareholders approving the Seller’s entry into this Agreement per the vote of the shareholders at the annual shareholder’s meeting.

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C.

Compliance with the Law and Other Instruments. Except as otherwise provided in this Agreement and the Exhibits annexed to, and made a part of, this Agreement, the business and operations of Seller have been and are being conducted in all material respects in accordance with all applicable laws, rules, and regulations of all authorities which affect the Seller or its properties, assets, businesses or prospects.

D.

Absence of Conflicts. The execution and delivery of this Agreement, and the consummation by the Seller of the transactions outlined in this Agreement: (i) do not and shall not conflict with or result in a breach of any provision of the Seller’s Articles of Incorporation or By-Laws, (ii) do not and shall not result in any breach of, or constitute a default or cause an acceleration under any arrangement, agreement or other instruments to which the Seller is a party to or by which any of its assets are bound, (iii) do not and shall not cause the Seller to violate or contravene any provision of law or any governmental rule or regulation, and (iv) will not and shall not result in the imposition of any lien or encumbrance upon, any property of the Seller. The Seller has performed in all material respects all of its obligations which are, as of the date of this Agreement, required to be performed, according to the terms of any such agreement, contract, or commitment.

E.	Environmental Compliance. The Seller complies with all applicable environmental laws.

F.

OSHA Compliance. The Seller is in compliance with all applicable federal, state, and local laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and other governmental requirements relating to occupational health and safety including, but not limited to, the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder.

G.

Litigation. There are no legal, administrative, arbitration or other proceedings or governmental investigations adversely affecting the Seller or its properties, assets or businesses, including but not limited to the Assigned Patents, or concerning any matter arising out of the conduct of the Seller’s business pending or to its knowledge threatened, by or against, any officer or director of the Seller in connection with its affairs, whether or not covered by insurance. Except as set forth on the Seller Disclosure Schedule, which is annexed to, and made a part of, this Agreement neither the Seller nor its officers or directors are subject to any order, writ, injunction or decree of any court, department, agency or instrumentality affecting Seller. Seller is not presently engaged in any legal action. There is no judgment, decree or order against Seller or, to the best knowledge of Seller, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a material adverse effect on Seller.

H.

Contracts. Except as set forth on the Seller Disclosure Schedule, Seller and Seller’s sole shareholder is not a party to any material contracts and there are no contracts which pertain to the Assigned Assets.

I.

Absence of Changes. There has not been any material adverse change in, or any event or condition (financial or otherwise) affecting the business, properties, assets, liabilities, historical operations or prospects of Seller, there are no liabilities or obligations of any nature, whether absolute, contingent or otherwise, whether due or to become due (including, without limitation, liabilities for taxes with respect to or measured by income of Seller for any period prior to the date of this Agreement or arising out of any transaction of Seller prior to such date). There has not been any declaration, setting aside or payment of any dividend or other distribution with respect to Seller’s securities, or any direct or indirect redemption, purchase or other acquisition of any of Seller’s securities. To Seller’s knowledge, there has not been an assertion against Seller of any liability of any nature or in any amount not fully reflected or reserved against in the Seller Disclosure Schedule.

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J.	No Approvals. No approval of governmental authority is required of Seller in connection with the consummation of the transactions outlined in this Agreement.

K.

Broker. The Seller has not had any dealing with respect to this transaction with any business broker, firm or salesman, or any person or corporation, investment banker or financial advisor who is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee with respect to the transactions set forth in this Agreement except as disclosed in attached Exhibits. The Seller represents that it has not dealt with any such person, firm or corporation and agrees to indemnify and hold harmless Buyer from and against any and all claims for brokerage commissions by any person, firm or corporation based on any act or statement alleged to have been made by the Seller or its affiliates or agents.

L.

Complete Disclosure. No representation or warranty of the Seller which is contained in this Agreement, or in a writing furnished or to be furnished according to this Agreement, to the Seller’s knowledge contains or shall contain any untrue statement of a material fact, or omits or shall omit to state any fact which is required to make the statements which are contained herein or therein, in light of the circumstances under which they were made, not materially misleading. There is no fact relating to the business, affairs, operations, conditions (financial or otherwise), or prospects of the Seller which would materially adversely affect same which has not been disclosed to Buyer in this Agreement.

M.

Securities Laws. Neither the Seller nor, to the Seller’s knowledge, any director or executive officer thereof, is or has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Seller, there is not, pending or contemplated, any investigation by the Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA), or other regulatory authority concerning the Seller or, to the Seller’s knowledge, any current or former director or executive officer of the Seller.

N.	Title to Property.: The Seller has good and marketable title for all relevant assets, including but not limited to the Assigned Patents.

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O.	Intellectual Property.

(a)

The Seller owns, or is licensed or otherwise possesses legally enforceable rights to use all Assigned Patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, and any applications for any of the foregoing, mask works, netlists, schematics, industrial models, inventions, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (“Intellectual Property”) that are used or proposed to be used in the Seller’s business as currently conducted or as proposed to be conducted by the Seller, except to the extent that the failure to have such rights have not had and could not reasonably be expected to have a material adverse effect on the Seller. Buyer

(b)

Except as included in the disclosure schedules, there is no known material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Seller, any trade secret material to Seller or any Intellectual Property right of any third party to the extent licensed by or through the Seller, by any third party, including any employee or former employee of the Seller. The Seller has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

(c)

The Seller is not or will not be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third-Party Intellectual Property Rights, the breach of which would have a material adverse effect on the Seller.

P.

Authority. The Seller has the full power and authority and has obtained all consents, approvals, and/or other authorizations required to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the assignment of the Assigned Patent Rights to Purchaser.

Q.

Title and Contest. The Seller owns all rights, title, and interest to the Assigned Patents and Assigned Patent Rights, including, without limitation, all rights, title, and interest to sue for infringement of the Assigned Patents and Assigned Patent Rights. The Seller has obtained and properly recorded previously executed assignments for the Assigned Patents and Assigned Patent Rights as necessary to fully perfect its rights and title therein in accordance with governing law and regulations in each respective jurisdiction. The Assigned Patents and Assigned Patent Rights are free and clear of all liens, claims, mortgages, security interests, restrictions, or other encumbrances. There are no actions, suits, investigations, claims, or proceedings threatened, pending, or in progress relating in any way to the Assigned Patents and Assigned Patent Rights. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Assigned Patents or Assigned Patent Rights.

R.

Disclosure of Existing Licensees: There are existing licenses known to the Seller which pertain to the Assigned Patents as set forth in Exhibit B. The Buyer may ask from the Seller whether a certain entity is licensed under the Assigned Patents. The Seller shall, with reasonable commercial promptness, disclose to the best of its knowledge whether such entity is licensed provided that such disclosing Party is not legally prevented from the disclosure (including but not limited to confidentiality obligations towards such licensee). Parties acknowledge that disclosure of a licensee’s name may be prevented, for example, because of prior confidentiality obligations. In such case the Seller shall use reasonable efforts to seek consent from the licensee to disclose its name and contact information.

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S.

Restrictions on Rights. The Purchaser will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Assigned Patent Rights as a result of any prior transaction related to the Assigned Patent Rights.

T.	Conduct. Seller has not misrepresented Seller’s patent rights to a standard-setting organization.

U.

Enforcement. Seller has not put a third party on notice of actual or potential infringement of any of the Assigned Patents and has not initiated any enforcement action with respect to any of the Assigned Patents.

V.

Patent Office Proceedings. None of the Assigned Patents have been or is currently involved in any reexamination, reissue, interference proceeding, or any similar proceeding, and no such proceedings are pending or threatened.

W.	Fees. All maintenance fees, annuities, and the like due on the Assigned Patents have been timely paid.

X.

Validity and Enforceability. None of the Assigned Patents have ever been found (prior to the Effective Date) to be invalid or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding.

Y.	No Approvals. No approval of any governmental authority is required of the Seller in connection with the consummation of the transactions set forth in this Agreement.

Z.

Complete Disclosure. No representation or warranty of the Seller which is contained in this Agreement, or in writing furnished or to be furnished according to this Agreement, to his or its knowledge contains or shall contain any untrue statement of a material fact, omits or shall omit to state any fact which is required to make the statements which are contained herein or therein, in light of the circumstances under which they were made, not materially misleading.

AA.

No Defense. It shall not be a defense to a suit for damages by another party to this Agreement against him, her or it for any misrepresentation or breach of covenant or warranty that the other party which is suing him or it knew or had reason to know that any covenant, representation or warranty of him, her or it in this Agreement contained untrue statements.

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Broker. The Seller has not had any dealing with respect to this transaction with any business broker, firm or salesman, or any person or corporation, investment banker or financial advisor who is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee with respect to the transactions set forth in this Agreement except as disclosed.

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (I) THEY SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND ANY APPLICABLE STATE SECURITIES ACT, OR (II) THE CORPORATION SHALL HAVE BEEN FURNISHED WITH AN OPINION OF COUNSEL, SATISFACTORY TO COUNSEL FOR THE CORPORATION, THAT REGISTRATION IS NOT REQUIRED UNDER ANY SUCH ACTS.”

7. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer Representations, Warranties and Covenants. Buyer represents, warrants and covenants to the Seller and to each of the Seller’s Shareholders as follows:

A.	Corporate Status.

i.

Buyer is a corporation duly organized, validly existing and in good standing pursuant to the laws of the State of Nevada, with all requisite power and authority to carry on its business as presently conducted in all jurisdictions where presently conducted, to enter into this Agreement and to consummate the transactions set forth in this Agreement; and

ii.

copies of (a) the Articles of Incorporation of Buyer, and all amendments thereto, certified by the Secretary of State of the State of Nevada, (b) the Bylaws of Buyer certified by the Secretary of Buyer, and (c) a good standing certificate for Buyer issued by the Secretary of State of the State of Nevada as of a date not more than thirty (30) days prior to the date of this Agreement, are complete and correct as of the date of this Agreement.

B.

Capitalization. As of the date hereof, Buyer’s authorized capital stock consists of: (i) One Hundred Million (100,000,000) shares are designated as “Common Stock” with a par value of $0.001 per share of which Eighty Four Million, Six Hundred Ninety Thousand, Three Hundred Fifty Six (84,690,356) shares are issued and outstanding; (ii) Six Million (6,000,000) options to purchase shares; (iii) Two Million Seven Hundred Thousand (2,700,000) performance stock units; and (iv) Twenty Million, Nine Hundred Forty Three Thousand, Seven Hundred Forty (20,943,740) warrants exercisable for common stock. As of the date hereof, the Buyer is in the process of increasing its authorized common stock to Two Hundred Fifty Million (250,000,000) shares and authorizing Twenty-Five Million (25,000,000) shares of blank check preferred stock. The effect of these changes are expected to take place on or around December 27, 2024. Except as set forth in this Agreement, there are no other subscriptions, options, warrants, rights or other agreements outstanding to acquire from Buyer shares of stock of Buyer or any other equity security or security convertible into an equity security. Except as set forth in this Agreement, there are no agreements or commitments to increase, decrease or otherwise alter the authorized capital stock of Buyer.

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C.

Authority of Buyer. Buyer has the full power and authority to execute, deliver and perform this Agreement and has taken all action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions set forth in this Agreement, and no other corporate action on its part is necessary to authorize and approve this Agreement or to consummate the transactions contemplated hereby. This Agreement and the consummation by Buyer of the transactions set forth in this Agreement have been duly and validly authorized, executed, and delivered by the Board of Directors of Buyer, and (assuming the valid authorization, execution and delivery of this Agreement by the Seller ) this Agreement is valid and binding upon Buyer and enforceable against Buyer in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity). A resolution of the Board of Directors of Buyer approving Buyer’s entry into this Agreement and consummation of the transactions set forth in this Agreement.

D.

Full Disclosure. Buyer’s filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, are true, accurate and complete and do not omit to state a fact necessary in order to make the statements made therein not misleading. Seller is expressly aware that Buyer is delinquent in certain Securities and Exchange Commission filings including but not limited to its Annual Report on Form 10-K for the year ended June 30, 2024 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, each of which impact the availability of exemptions from registration and use of Rule 144 which directly relates to the Buyer’s stock issuable as consideration under this Agreement.

E.

Absence of Conflicts. The execution and delivery of this Agreement and the issuance of the securities of Buyer, and the consummation by Buyer of the transactions set forth in this Agreement: (i) do not and shall not conflict with or result in a breach of any provision of Buyer’s Articles of Incorporation or Bylaws, (ii) do not and shall not result in any breach of, or constitute a default or cause an acceleration under any arrangement, agreement or other instrument to which Buyer is a party to or by which any of its assets are bound, (iii) do not and shall not cause Buyer to violate or contravene any provision of law or any governmental rule or regulation, and (iv) will not and shall not result in the imposition of any lien, or encumbrance upon, any property of Buyer. Buyer has performed in all material respects all of its obligations which are, as of the date of this Agreement, required to be performed, pursuant to the terms of any such agreement, contract or commitment.

F.	Environmental Compliance. Buyer is in compliance with all applicable environmental laws.

G.

OSHA Compliance. Buyer is in compliance with all applicable federal, state and local laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and other governmental requirements relating to occupational health and safety including, but not limited to, the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder.

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H.

Taxes. Buyer has timely filed all required federal, state, city and local tax returns for income, franchise, social security, withholding, sales, excise, unemployment insurance, real estate and other taxes, and has paid or made adequate provisions for the payment of all such taxes shown to be due on said returns.

I.

Litigation. There are no legal, administrative, arbitration, or other proceedings or governmental investigations adversely affecting Buyer or its properties, assets or businesses, or with respect to any matter arising out of the conduct of Buyer’ business pending, or to its knowledge threatened, by or against, any officer or director of Buyer in connection with its affairs, whether or not covered by insurance. Except as set forth on the Buyer Disclosure Schedule, neither Buyer nor its officers or directors are subject to any order, writ, injunction, or decree of any court, department, agency, or instrumentality, affecting Buyer. Buyer is not presently engaged in any legal action.

J.

Absence of Changes. There has not been any material adverse change in, or any event or condition (financial or otherwise) affecting the business, properties, assets, liabilities, historical operations or prospects of Buyer, there are no liabilities or obligations of any nature, whether absolute, contingent or otherwise, whether due or to become due (including, without limitation, liabilities for taxes with respect to or measured by income of Buyer for any period prior to the date of this Agreement or arising out of any transaction of Buyer prior to such date). There has not been any declaration, setting aside or payment of any dividend or other distribution with respect to Buyer’ securities, or any direct or indirect redemption, purchase or other acquisition of any of Buyer’ securities. To Buyer’ knowledge, there has not been an assertion against Buyer of any liability of any nature or in any amount not fully reflected or reserved against in the Buyer Disclosure Schedule.

K.	No Approvals. No approval of any governmental authority is required of Buyer in connection with the consummation of the transactions set forth in this Agreement.

L.

Broker. Buyer has not had any dealing with respect to this transaction with any business broker, firm or salesman, or any person or corporation, investment banker or financial advisor who is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee with respect to the transactions set forth in this Agreement. Buyer represents that it has not dealt with any such person, firm or corporation and agrees to indemnify and hold harmless each of the Seller and Seller Shareholders from and against any and all claims for brokerage commissions by any person, firm or corporation including on the basis of any act or statement alleged to have been made by Buyer or its affiliates or agents.

M.

Securities Laws. Neither Buyer nor, to Buyer’ knowledge, any director or executive officer thereof, is or has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of Buyer, there is not, pending or contemplated, any investigation by the Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA), or other regulatory authority with respect to Buyer or, to Buyer’ knowledge, any current or former director or executive officer of Buyer.

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N.

Complete Disclosure. No representation or warranty of Buyer which is contained in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, to Buyer’s knowledge contains or shall contain any untrue statement of a material fact, or omits or shall omit to state any fact which is required to make the statements which are contained herein or therein, in light of the circumstances under which they were made, not materially misleading. There is no fact relating to the business, affairs, operations, conditions (financial or otherwise) or prospects of Buyer which would materially adversely affect same which has not been disclosed to the Seller in this Agreement.

O.

No Defense. It shall not be a defense to a suit for damages for any misrepresentation or breach of covenant or warranty that the Seller knew or had reason to know that any covenant, representation or warranty of Buyer in this Agreement or furnished or to be furnished to Seller contained untrue statements.

8. Mutual Covenants of All of the Parties Hereto.

A.	Best Efforts. Each of the parties hereto shall use its best efforts to perform or satisfy each covenant or condition to be performed or satisfied by each of them before and after the Closing Date.

B.

Notice of Developments and Updates. Each of the parties hereto shall give prompt written notice of this Agreement to the other parties hereto of any act, event or occurrence which may cause or constitute a breach of any of its own representations as the case may be.

C.

No Public Announcement. None of the parties hereto shall, without the prior written approval of the Seller and Buyer, make any press release or other public announcement or communicate with any customer, competitor, or supplier of, or others having business dealings with, either of Seller or Buyer concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall determine such disclosure is required by law (which determination shall be made by such party based upon the advice of its counsel), in which event the other parties hereto shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued. As it relates to Buyer’s obligation to disclose the transaction contemplated by this Agreement in its public SEC filings, Buyer shall afford Seller reasonable opportunity to review and comment on such public disclosure in advance of filing, however, Buyer ultimately shall control the necessary disclosures that are required to be disseminated.

D.

Exclusivity. Neither Seller nor Buyer shall, without the prior written approval of (i) in the case of Buyer, all of the Seller Shareholders or (ii) in the case of Seller, Buyer, (i) enter into, or (ii) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for, a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including, but not limited to, by way of a tender offer) or similar transaction involving such party, other than the transactions contemplated by this Agreement.

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9. Conduct of Buyer’ Business Prior to the Closing Date.

Between the date of this Agreement and the Closing Date, Buyer shall carry on its business in the ordinary course and in the same manner as heretofore conducted and shall preserve intact the existing business organization of Buyer, and use its best efforts to preserve Buyer’ relationships, if any, with customers, suppliers and others having business dealings with Buyer, to the end that its goodwill and ongoing business shall not be materially impaired on the Closing Date. Without the prior written consent of the Seller, Buyer shall not:

A.	make any change in its Articles of Incorporation or Bylaws, except pursuant to the terms and conditions of this Agreement and as already disclosed in the Company’s public SEC filings;

B.

authorize or issue any capital stock or any rights, warrants, options or convertible securities to acquire such stock, except pursuant to the terms and conditions of this Agreement, and as already disclosed in the Company’s public SEC filings or pursuant to existing obligations;

C.	take any action or omit to do any act which would cause the representations or warranties of Buyer contained herein to be untrue or incorrect in any material respect;

D.

declare or make any payment or distribution to its shareholders (other than payment of compensation for services rendered, if applicable) or purchase or redeem any shares of capital stock, except pursuant to the terms and conditions of this Agreement;

E.	commit any act or omit to do any act which would cause a material breach of any agreement, contract or commitment which is listed in an Exhibit annexed to this Agreement;

F.	wind down or transfer its business; or

G.	commit any other act or omit to do any other act which would have a material adverse effect upon the business, financial condition or earnings of Buyer.

10. Conduct of the Seller Business Prior to the Closing Date.

Between the date of this Agreement and the Closing Date, the Seller shall carry on its business in the ordinary course and in the same manner as heretofore conducted and shall preserve intact the existing business organization of the Seller, and use its best efforts to (i) keep available to the Seller the services of the Seller’s present officers and employees, (ii) preserve the Seller’s relationships, if any, with customers, suppliers and others having business dealings with the Seller, to the end that its goodwill and ongoing business shall not be materially impaired on the Closing Date. Without the prior written consent of Buyer, the Seller shall not:

A.	make any change in the Articles of Incorporation or By-Laws of Seller;

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B.	conduct the business of Seller in any manner other than in the ordinary course;

C.	take any action or omit to do any act which would cause the representations or warranties of Seller contained herein to be untrue or incorrect in any material respect;

D.	commit any act or omit to do any act which would cause a material breach of any agreement, contract or commitment which is listed in an Exhibit annexed to this Agreement; or

E.	commit any other act or omit to do any other act which would have a material adverse effect upon the business, financial condition or earnings of Seller.

11. Nondisclosure of Confidential Information/Non-Circumvent.

All parties are to be bound by the Mutual Non-Disclosure Agreement by and between the parties as fully executed on October 29, 2024.

12. Survival of Representations, Warranties and Covenants.

All covenants, agreements, representations and warranties made in or in connection with this Agreement shall survive the Closing Date hereof, and shall continue in full force and effect for a period of 18 months, it being understood and agreed that each of such covenants, agreements, representations and warranties is of the essence of this Agreement and the same shall be binding upon and shall inure to the benefit of the parties hereto, and their successors and assigns.

13. MISCELLANEOUS

13.1 Limitation of Liability. THE SELLER’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE PURCHASE PRICE SET FORTH IN PARAGRAPH 3.2.2(g) OF THIS AGREEMENT. THE PURCHASER’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE PURCHASE PRICE SET FORTH IN PARAGRAPH 3.2.2(g) OF THIS AGREEMENT.

13.2 Limitation on Consequential Damages. NEITHER PARTY WILL HAVE ANY OBLIGATION OR LIABILITY (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), REPRESENTATION, STRICT LIABILITY OR PRODUCT LIABILITY), FOR COVER OR FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL, PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES OR LOSS OF REVENUE, PROFIT, SAVINGS OR BUSINESS ARISING FROM OR OTHERWISE RELATED TO THIS AGREEMENT, EVEN IF A PARTY OR ITS EMPLOYEES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.3 Governing Law; Venue/Jurisdiction. This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of Nevada, without reference to its choice of law principles to the contrary. The Seller will not commence or prosecute any action, suit, proceeding or claim arising under or by reason of this Agreement other than in the US District Court, District Nevada, 333 S Las Vegas Blvd, Las Vegas Nevada located in the State of Nevada. The Seller irrevocably consents to the jurisdiction and venue of the courts identified in the preceding sentence in connection with any action, suit, proceeding, or claim arising under or because of this Agreement.

13.4 Notices. All notices given hereunder will be given in writing (in English or with an English translation), will refer to Purchaser and to this Agreement and will be: (i) personally delivered, (ii) delivered postage prepaid by an internationally recognized express courier service, or (iii) sent postage prepaid registered or certified first-class mail (return receipt requested) to the address set forth below:

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If to Purchaser	If to Seller
8565 South Eastern Avenue, Suite 150 Las Vegas, Nevada, 89123 With a copy to: LOCKETT + HORWITZ Attn: Jessica Lockett 26632 Towne Centre Drive, Suite 300 Foothill Ranch, CA 92610	740 Southcross Drive West, Suite 105 Burnsville, MN 55306

Notices are deemed given on (a) the date of receipt if delivered personally or by express courier (or if delivery refused, the date of refusal), or (b) the fifth (5th) calendar day after the date of posting if sent by mail.  Notice given in any other manner will be deemed to have been given only if and when received at the address of the person to be notified.  Either party may from time to time change its address for notices under this Agreement by giving the other party written notice of such change in accordance with this paragraph.

13.5 Relationship of Parties.  The parties hereto are independent contractors.  Nothing in this Agreement will be construed to create a partnership, joint venture, franchise, fiduciary, employment or agency relationship between the parties.  Neither party has any express or implied authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party.

13.6 Severability.  If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have full force and effect, and the invalid provision will be modified, or partially enforced, to the maximum extent permitted to effectuate its original objective.

13.7 Waiver.  Failure by either party to enforce any term of this Agreement will not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the parties.

13.8 Miscellaneous.  This Agreement, including its exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions.  Neither of the parties will be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein.  The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  No oral explanation or oral information by either party hereto will alter the meaning or interpretation of this Agreement.  No amendments or modifications will be effective unless in a writing signed by authorized representatives of both parties.  The terms and conditions of this Agreement will prevail notwithstanding any different, conflicting or additional terms and conditions that may appear on any letter, email or other communication or other writing not expressly incorporated into this Agreement.

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13.9 Counterparts; Electronic Signature; Delivery Mechanics.  This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument.  Each party will execute and promptly deliver to the other parties a copy of this Agreement bearing its original signature.  Prior to such delivery, in order to expedite the process of entering into this Agreement, the parties acknowledge that a Transmitted Copy of this Agreement will be deemed an original document.  ”Transmitted Copy” means a copy bearing a signature of a party that is reproduced or transmitted via email of a .pdf file, photocopy, facsimile, or other process of complete and accurate reproduction and transmission.

13.10 Both parties agree that as long as the representations and warranties are true to the best of the Sellers knowledge at the time of closing, that no action or litigation can be brought against the Seller.  Otherwise, after closing, neither party shall bring any legal action against the other regarding this contract except Seller may maintain an action on failure to pay any part of the note.

In witness whereof, intending to be legally bound, the parties have executed this Patent Purchase Agreement as of the Effective Date.

PURCHASER	SELLER

By: Robert Mikkelsen	By: Stephen C Cardot
Chief Executive Officer	Chief executive Officer

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Exhibit A

BILL OF SALE

AND

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Bill of Sale and Assignment and Assumption Agreement (“Bill of Sale”) is made effective as of December 20, 2024, by and between Tego Cyber, Inc., with an office at 8565 South Eastern Avenue, Suite 150 Las Vegas, Nevada, 89123 (“Purchaser” or “Buyer”), CloudCover LTD (Minnesota), CloudCover LTD (South Dakota) and CloudCover IP, LLC, with an address at 740 Southcross Drive West, Suite 105 Burnsville, MN 55306 (collectively, “CloudCover” or “Seller”).  .

WHEREAS, the Seller and Buyer are parties to that certain Asset Purchase Agreement dated as of the date hereof (the “Agreement”), pursuant to which the Seller will sell, convey, transfer and assign to Buyer all of Seller’s respective right, title and interest in and to the Purchased Assets and Buyer shall assume and agree to pay, perform and discharge the Assumed Liabilities from Seller, as set forth in the Agreement;

WHEREAS, unless otherwise defined herein, capitalized terms used in this Bill of Sale shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, BE IT KNOWN THAT:

For good and valuable consideration, the receipt and sufficiency of which are acknowledged:

A.	Seller agrees as follows:

1. Seller hereby sells, assigns, transfers and conveys to Buyer forever, all of Seller’s right, title and interest in and to the Purchased Assets.

2. The Seller hereby covenants and agrees that it shall, without further consideration, at any time and from time to time after the date hereof, execute and deliver to Buyer such further instruments of sale, conveyance, assignment and transfer, and take such other action, all upon the reasonable request of Buyer, to (i) sell, convey, grant, assign, transfer and deliver all or any portion of the Purchased Assets to Buyer, and (ii) assure and confirm to any other person or entity Buyer’s ownership of the Purchased Assets pursuant to this Bill of Sale.

B.	Buyer agrees as follows:

1. Buyer hereby assumes and agrees to pay, perform and discharge when due the Assumed Liabilities.

2. Buyer hereby covenants and agrees that it shall, without further consideration, at any time and from time to time after the date hereof, execute and deliver to Seller such further instruments and documents and take such other action, all upon the reasonable request of Seller, to (i) assume, pay, perform and discharge when due the Assumed Liabilities, and (ii) assure and confirm to any other person or entity Buyer’s assumption of the Assumed Liabilities pursuant to this Bill of Sale.

C	This Bill of Sale and all of its terms shall inure to the benefit of Buyer, Seller and their respective successors and assigns.

D.	This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Nevada.

E.	This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Bill of Sale to be executed as of the date first written above by their respective signatories thereunto duly authorized.

PURCHASER	SELLER

By: Robert Mikkelsen	By: Stephen C. Cardot
Chief Executive Officer	Chief Executive Officer

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EXHIBIT B

ASSIGNMENT OF PATENT RIGHTS

WHEREAS CloudCover Ltd (SD) is the owner of all rights, title, and interest in the following patent(s) (the “Patents”).

PATENT No. 8,832,833

PATENT N0. 10,326,777

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CloudCover Ltd. hereby irrevocably assigns, transfers, and conveys to Tego Cyber Inc., a Nevada Corporation, all the rights, title, and interest in and to the following:

PATENT No. 8,832,833

PATENT N0. 10,326,777

The entire right, title, and interest in and to U.S. Patent No. 8,832,833 and 10,326,777, and all other patents, applications, and filings that claim priority thereto or are derived therefrom, including but not limited to:

All divisions, continuations, continuations-in-part, reissues, and reexaminations thereof.

All foreign counterparts of such patents, including but not limited to applications filed under the Patent Cooperation Treaty.

Any right to claim priority based on the above-referenced patents or applications.

All rights to pursue, enforce, and collect damages for past, present, and future infringement of the patent(s).

All rights to file, prosecute, and maintain patent applications related to the foregoing in any jurisdiction and to take all necessary or desirable actions therewith.

CloudCover Ltd. further agrees to execute and deliver to Tego Cyber Inc. all further documents or instruments and perform any additional acts reasonably necessary to confirm or perfect the ownership of ownership of the patent rights assigned hereunder.

This Assignment is effective as of 24 December 2024, and is governed by the laws of the State of Minnesota.

IN WITNESS WHEREOF, the Assignor has executed this Assignment as of the date written below.

By:
Stephen Cardot, CEO CloudCover, Ltd (SD) CloudCover, Ltd (MN)

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EXHIBIT C

CloudCover International Referral Agreement

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EXHIBIT D

Seller Disclosure Schedule / Litigation Disclosure

Seller has no actual knowledge of any litigation pending or threatened in writing affecting the property or, which, if determined adversely to the interests of Seller, would materially adversely affect the transfers, conveyances and assignments contemplated hereby or the execution, delivery or enforceability of this Agreement or any document or instrument to be executed and delivered pursuant to this Agreement. To Seller’s actual knowledge, the due diligence documents delivered or made available to Buyer disclose all of the material information in Seller’s possession and/or control concerning the intellectual property.

Seller hereby represents as follows:

CloudCover, Ltd. (Minnesota parent company) is currently not involved, nor engaged in legal litigation as of December 17, 2024.

CloudCover IP, LLC (Minnesota subsidiary) is currently not involved, nor engaged in legal litigation as of December 17, 2024.

CloudCover, Ltd. (South Dakota domicile and intellectual property patent holder) is currently not involved, nor engaged in legal litigation as of December 17, 2024.

However, CloudCover USA, Inc. was engaged in a merchant cash advance of approx. $47,500.00 USD that has become due, payable within a judgement and will be retired by January 16, 2025.

We do not believe that the resolution of this matter or any of our ongoing legal proceedings will have a material adverse effect on our consolidated results of operations, cash flow or financial position of the Seller to complete the transfer (patent assignment) of the intellectual property assets to the Buyer.

By:
Stephen Cardot, CEO CloudCover, Ltd. (MN) CloudCover IP, LLC CloudCover, Ltd. (SD)

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EXHIBIT E

Series B Preferred Stock

Certificate of Designation

Filed in the office of	Document Number
Filing Date and Time
Entry Number
Certificate of Designation

Certificate of Designation For

Nevada Profit Corporations

1. Name of corporation:

Tego Cyber Inc.,

2. By resolution of the board of directors according to a provision in the articles of incorporation (“Resolution”), this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions, and relative rights of the following class or series of stock.

The shares of the series of preferred stock created and authorized by this Resolution shall be designated “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”). The total number of authorized shares constituting the Series B Preferred Stock shall be Five Million (5,000,000). The number of shares constituting the Series B Preferred stock may be increased or decreased at any time, from time to time, under applicable law up to the maximum number of available shares of preferred stock of the Corporation; provided, however, that no decrease shall reduce the number of shares of this series to a number less than that of the then-outstanding shares of Series B Preferred Stock. The stated Face value of the Series B Preferred Stock shall be $5.00 per share. Shares of the Series B Preferred Stock shall be dated the date of issue. (Continued on attachment)

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4: Signature: (required)

/s/Robert Mikkelsen, CEO

Signature of Officer

Filing Fee: $

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

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CERTIFICATE OF DESIGNATION

OF

SERIES B

REDEEMABLE CONVERTIBLE PREFERRED STOCK

OF

TEGO CYBER INC.,

________________________________________

The undersigned does, because of this, certify that according to the authority conferred upon the Board of Directors of TEGO CYBER INC., a Nevada corporation (the “Corporation”), by its Articles of Incorporation, as amended, and the Board of Directors, by unanimous written consent, duly approved and adopted the following resolution (referred to herein as the “Resolution”):

RESOLVED, that under the authority conferred on the Board of Directors of the Corporation (“Board of Directors”) by the Articles of Incorporation of the Corporation (the “Articles”), and in recognition of the fact that the Certificate of Amendment filed on December 24, 2024, designated the Series B Convertible Preferred Stock, the Board of Directors, as a result of this, confirms and further defines and authorizes the issuance of a series of preferred stock, Face value $5.00 per share, of the Corporation, consisting of up to Five Million (5,000,000) shares, and now fixes the voting powers, designations, preferences, and relative, optional and other special rights, and qualifications, limitations, and restrictions thereof, of the shares of such series, in addition to those outlined in the Articles, as follows:

SECTION 1. DESIGNATION OF SERIES B CONVERTIBLE PREFERRED STOCK. The shares of the series of preferred stock created and authorized by this Resolution shall be designated “Series B Redeemable Convertible Preferred Stock” (the “Series B Preferred Stock”). The total number of authorized shares constituting the Series B Preferred Stock shall be Five Million (5,000,000). The number of shares constituting this series of preferred stock of the Corporation may be increased or decreased at any time, from time to time, per applicable law up to the maximum number of shares of preferred stock authorized under the Articles, less all shares at the time approved of any other series of preferred stock of the Corporation; provided, however, that no decrease shall reduce the number of shares of this series to a number less than that of the then-outstanding shares of Series B Preferred Stock. The stated Face value of the Series B Preferred Stock shall be $5.00 per share. Shares of the Series B Preferred Stock shall be dated the date of issue.

SECTION 2. DIVIDEND RIGHTS. The holders of shares of Series B Preferred Stock shall receive cumulative dividends. “Dividends,” as used in this section, shall mean all dividends provided for in paragraphs 2.1 and 2.2 of this section 2.

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2.1 Dividend Rights: Holders of the $5.00 Face Value Preferred Shares (the “Preferred Shares”) shall be entitled to receive cumulative dividends at a fixed rate of 10% per annum on the face value of each Preferred Share, equivalent to $0.50 per share per year. Dividends shall accrue and be calculated every quarter at $0.125 per share per quarter. They shall be payable in cash or additional company shares at the discretion of the Board of Directors.

2.2 Payment Schedule:

Dividends on the Preferred Shares shall be paid quarterly, if declared by the Board of Directors, on dates set by the Board (each, a “Dividend Payment Date”). If dividends are not declared and paid on the Dividend Payment Date, they shall accrue and remain payable per the terms of this clause.

2.3 Cumulative Nature of Dividends:

Dividends on the Preferred Shares are cumulative. If, for any reason, the Company fails to declare or pay a dividend on the Preferred Shares on any Dividend Payment Date, the unpaid dividends shall accumulate without interest and remain payable before any dividends are declared or paid on the Company’s common stock or any other class or series of shares ranking junior to the Preferred Shares.

2.4 Priority of Dividend Payments:

Accumulated dividends on the Preferred Shares must be paid in full before any dividends are declared or paid on the Company’s common stock or any other class or series of shares ranking junior to the Preferred Shares.

2.5 Discretionary Payment:

Notwithstanding the cumulative nature of dividends, the declaration and payment of dividends on the Preferred Shares shall be at the sole discretion of the Board of Directors, subject to the Company’s legal and financial ability to make such payments in compliance with applicable laws and regulations.

2.6 No Interest on Accumulated Dividends:

Accumulated and unpaid dividends on the Preferred Shares shall not bear interest.

2.7 Non-Participation Rights:

Holders of the Preferred Shares shall not be entitled to participate in any additional dividends declared or paid on the Company’s common stock or other junior securities beyond the cumulative dividends specified herein.

SECTION 3. LIQUIDATION RIGHTS AND RIGHTS ON DISSOLUTION.

3.1 Senior Claim on Assets:

In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), the holders of the Preferred Shares shall be entitled to receive, out of the assets of the Company legally available for distribution to its shareholders, and before any distribution or payment is made to holders of common stock or any other class or series of shares ranking junior to the Preferred Shares, an amount equal to the face value of $5.00 per Preferred Share, plus any accumulated and unpaid dividends (the “Liquidation Preference”).

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3.2 Non-Conversion to Debt Obligation:

The rights of the holders of the Preferred Shares under this clause shall constitute a senior claim on the assets of the Company in the event of a Liquidation Event. They shall not, under any circumstances, be deemed or construed as creating a debt obligation of the Company. These rights are strictly limited to the distribution of available assets during a Liquidation Event, as this clause outlines.

3.3 Residual Participation Exclusion:

After the payment of the full Liquidation Preference to the holders of the Preferred Shares, such holders shall not be entitled to further participation in the Company’s remaining assets. Any remaining assets shall be distributed under the rights and preferences of the Company’s common stockholders or other junior securities.

3.4 Insufficient Assets:

If, upon a Liquidation Event, the assets of the Company available for distribution are insufficient to pay the full Liquidation Preference to the holders of the Preferred Shares, then the holders of the Preferred Shares shall share ratably in the distribution of the available assets in proportion to the full Liquidation Preference amounts to which they are otherwise entitled.

3.5 Subordination to Senior Securities:

The rights of the holders of the Preferred Shares under this clause are subordinate to the claims of any creditors of the Company and any securities expressly designated as senior to the Preferred Shares.

SECTION 4. VOTING RIGHTS.  Except as otherwise provided by law and this Certificate of Incorporation, the holders of the Series B Preferred Stock shall have the

4.1 Limited Voting Rights:

Holders of the Preferred Shares shall not have general voting rights on matters submitted to a vote of the shareholders of the Company, except as explicitly provided in this clause or as required by applicable law.

4.2 Matters Requiring Preferred Shareholder Approval:

Notwithstanding the preceding, holders of the Preferred Shares shall be entitled to vote, as a separate class or together with other shareholders as applicable, on the following matters:

•	Amendment of Rights: Any amendment, alteration, or repeal of the Certificate of Incorporation, Bylaws, or this Agreement that adversely affects the rights, preferences, privileges, or powers of the Preferred Shares.
•	Creation of Senior Securities: The authorization or issuance of any class or series of shares ranking senior to the Preferred Shares regarding dividend rights or liquidation preference.
•	Merger or Liquidation: Approval of any merger, consolidation, or sale of all or substantially all the Company’s assets where the transaction would affect the rights of the Preferred Shares disproportionately compared to other shareholders.

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4.3 Voting Mechanism:

When entitled to vote under this clause, holders of the Preferred Shares shall be entitled to one vote per share unless otherwise required by law or specified in the Company’s governing documents.

4. Exclusion from General Matters:

The holders of the Preferred Shares shall not vote on general corporate matters reserved exclusively for holders of the Company’s common stock, including but not limited to the election of directors or approval of ordinary business transactions.

5. Cumulative Voting Rights:

Holders of Preferred Shares shall not have cumulative voting rights unless expressly provided for in the Company’s governing documents.

SECTION 5. Discretionary Redemption Rights Clause

5.1 Redemption Rights:

The Company shall have the sole and exclusive right, but not the obligation, to redeem any or all the Preferred Shares at its discretion (the “Redemption Right”), subject to the terms and conditions outlined herein.

5.2 Redemption Price:

The redemption price for each Preferred Share shall be equal to:

•	The face value of $5.00 per share, plus
•	Any accumulated and unpaid dividends as of the Redemption Date.

5.3 Notice of Redemption:

The Company may exercise its Redemption Right by providing written notice to the holders of the Preferred Shares to be redeemed (the “Redemption Notice”). The Redemption Notice shall specify:

•	The number of Preferred Shares to be redeemed.
•	The Redemption Price.
•	The Redemption Date shall be no less than 30 calendar days and no more than 60 calendar days from the date of the Redemption Notice.

5.4 Partial Redemption:

If the Company elects to redeem less than all outstanding Preferred Shares, the shares to be redeemed shall be selected pro-rata, by lot, or by any other equitable method determined by the Board of Directors.

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5.5 Effect of Redemption:

On the Redemption Date:

•	The Company shall pay the Redemption Price to the holders of the Preferred Shares being redeemed in cash or other immediately available funds.
•	Upon payment of the Redemption Price, the redeemed Preferred Shares shall be canceled and no longer be outstanding, and the rights of the holders thereof shall cease and terminate, except for the right to receive the Redemption Price.

5.6 Limitations on Redemption:

The Company’s ability to exercise its Redemption Right shall be subject to the following conditions:

•	Redemption is permissible only if the Company complies with applicable laws and regulations governing such transactions.
•	Redemption shall not impair the Company’s ability to pay its debts as they become due or meet its other obligations in ordinary business.

5.7 No Holder Election:

Holders of the Preferred Shares shall have no right to demand redemption of their shares; the Redemption Right is exercisable solely at the discretion of the Company.

5.8 Non-Conversion to Debt:

Under any circumstances, the Redemption Right shall not create a debt obligation for the Company until the Redemption Price has been declared and the Redemption Notice has been issued per the terms of this clause.

SECTION 6. Discretionary Redemption Rights Clause

6.1 Redemption Rights:

The Company shall have the sole and exclusive right, but not the obligation, to redeem any or all the Preferred Shares at its discretion (the “Redemption Right”), subject to the terms and conditions outlined herein.

6.2 Redemption Price:

The redemption price for each Preferred Share shall be equal to:

•	The face value of $5.00 per share, plus
•	Any accumulated and unpaid dividends as of the Redemption Date.

6.3 Notice of Redemption:

The Company may exercise its Redemption Right by providing written notice to the holders of the Preferred Shares to be redeemed (the “Redemption Notice”). The Redemption Notice shall specify:

•	The number of Preferred Shares to be redeemed.
•	The Redemption Price.
•	The Redemption Date shall be no less than 30 calendar days and no more than 60 calendar days from the date of the Redemption Notice.

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6.4 Partial Redemption:

If the Company elects to redeem less than all outstanding Preferred Shares, the shares to be redeemed shall be selected pro-rata, by lot, or by any other equitable method determined by the Board of Directors.

6.5 Effect of Redemption:

On the Redemption Date:

The Company shall pay the Redemption Price to the holders of the Preferred Shares being redeemed in cash, common stock, or other immediately available funds.

Upon payment of the Redemption Price, the redeemed Preferred Shares shall be canceled and no longer be outstanding, and the rights of the holders thereof shall cease and terminate, except for the right to receive the Redemption Price.

6.6 Limitations on Redemption:

The Company’s ability to exercise its Redemption Right shall be subject to the following conditions:

•	Redemption is permissible only if the Company complies with applicable laws and regulations governing such transactions.
•	Redemption shall not impair the Company’s ability to pay its debts as they become due or meet its other obligations in ordinary business.

6.7 No Holder Election:

Holders of the Preferred Shares shall have no right to demand redemption of their shares; the Redemption Right is exercisable solely at the discretion of the Company.

6.8 Non-Conversion to Debt:

Under any circumstances, the Redemption Right shall not create a debt obligation for the Company until the Redemption Price has been declared and the Redemption Notice has been issued under the terms of this clause.

            RESOLVED FURTHER that the President and the Secretary of the Corporation are authorized and directed to prepare, execute, verify, file, and record a certificate of designation of preferences by the preceding resolutions and the provisions of the Nevada Revised Statutes.

[The remainder of the page was intentionally left blank.]

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IN WITNESS of whom, the Corporation has caused this Certificate of Designation to be signed by its CEO and attested by its secretary this 27th day of December 2025.

Tego Cyber Inc.,

By:	/s/ Robert Mikkelsen
Robert Mikkelsen, CEO

Attested to by:

By:	/s/ Robert Mikkelsen, CEO

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